Exhibit 99.2

Contact:

Martin Dolfi

Victory Acquisition Corp.

(212) 683-5350

FOR IMMEDIATE RELEASE

VICTORY ACQUISITION CORP.

COMPLETES INITIAL PUBLIC OFFERING

New York, New York, May 1, 2007 – Victory Acquisition Corp. (AMEX: VRY.U) announced today that it has completed its initial public offering of 33,000,000 units, including 3,000,000 units subject to the underwriters’ over-allotment option. Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $330,000,000 to the Company.

The offering is being made only by means of a prospectus, copies of which may be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (tel: 718-765-6732; fax: 718-765-6734). Citi acted as the sole bookrunning manager and Ladenburg Thalmann & Co. Inc. and Broadband Capital Management LLC acted as co-managers of the initial public offering.

The Company also announced the simultaneous consummation of the private sale of 5,000,000 warrants at a price of $1.00 per warrant, generating total proceeds of approximately $5,000,000. The warrants were purchased by Eric J. Watson, the Company’s Chairman of the Board and Treasurer, and Jonathan J. Ledecky, the Company’s President and Secretary. The warrants are identical to the warrants included in the units sold in the initial public offering except that if the Company calls the warrants for redemption, these private warrants will not be redeemable by the Company so long as they are held by the purchasers or their affiliates. The purchasers of the warrants have agreed that the warrants will not be transferred, assigned or sold by them until after the Company has completed a business combination.

Of the proceeds received from the consummation of the initial public offering and private sale of warrants, $321,660,000 (or approximately $9.75 per share sold in the initial public offering) was placed in trust. Audited financial statements as of April 30, 2007 reflecting receipt of the proceeds received by the Company in connection with the consummation of the initial public offering and private sale of warrants have been issued by the Company and will be included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

Registration statements relating to these securities were filed and declared effective by the Securities and Exchange Commission on April 24, 2007. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Victory Acquisition Corp.

Victory Acquisition Corp. is a newly organized blank check company formed for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more operating businesses, which we refer to as our initial business combination. Its efforts in identifying a prospective target business will not be limited to a particular industry although it will not search for target businesses in the franchising, financial services or healthcare industries.

#   #   #